Exhibit 99.1
Neustar Reports Results for Third Quarter 2015

STERLING, VA, October 29, 2015 — Neustar, Inc. (NYSE: NSR), a trusted, neutral provider of real-time information services, today announced results for the quarter ended September 30, 2015, and increased its guidance for full-year 2015.
Results for Third Quarter 2015 Compared to Third Quarter 2014

•	Revenue increased 7% to $261.7 million

•	Marketing Services revenue increased 10% to $41.1 million

•	Security Services revenue increased 20% to $43.2 million, including $2.8 million in revenue from the Bombora acquisition completed in July 2015

•	Net income increased 4% to $50.3 million. Net income for the third quarter of 2015 included a $3.2 million benefit from discrete income tax items compared to $9.8 million for the third quarter of 2014

•	Net income per share increased 8% to $0.91
Non-GAAP Results for Third Quarter 2015 Compared to Third Quarter 2014

•
Adjusted net income decreased 9% to $70.9 million. Adjusted net income for the third quarter of 2015 included a $3.2 million benefit from discrete income tax items compared to $9.8 million for the third quarter of 2014

•	Adjusted net income per share decreased 6% to $1.29
“Our results demonstrated momentum in Information Services. During the quarter, we built on our foundation as an authentication expert,” said Lisa Hook, Neustar’s President and Chief Executive Officer. “We agreed to acquire the caller authentication assets from TNS which will provide us with authoritative mobile datasets, enhancing our identity framework. The Bombora acquisition provides additional opportunities to manage the digital presence for major brands.  Looking ahead, we are excited to deliver enhanced solutions for our clients in the digital marketplace.”
Paul Lalljie, Neustar’s Chief Financial Officer, added, “In the third quarter, we once again delivered double-digit revenue growth in both Marketing and Security Services, and we made investments to further our strategy in Information Services.  We are pleased with our 10% year-over-year growth in Marketing Services in light of a very strong third quarter in 2014. Our visibility into the fourth quarter of 2015 provides us with the confidence to increase our full-year guidance. This guidance excludes the impact of the announced acquisition of the caller authentication assets from TNS, which is expected to close in the fourth quarter.”
Discussion of Third Quarter Results
Revenue totaled $261.7 million, a 7% increase from $243.9 million in 2014. Marketing Services revenue grew 10% to $41.1 million driven by increased demand for the company's services that help its clients make informed and high-impact decisions to promote their products and services. Security Services revenue grew 20% to $43.2 million driven by the addition of new top-level domains and increased demand for the company's DNS Services. Data Services revenue decreased 1% to $51.2 million reflecting a decrease in carrier provisioning services that was partially offset by an increase in caller identification services. NPAC Services revenue grew 6% to $126.2 million driven by an increase in NPAC fixed-fee revenue.
Operating expense totaled $180.9 million, a 2% increase from $177.1 million in the third quarter of 2014. This $3.9 million increase was driven by $6.4 million in acquisition-related expense, including $2.7 million of incremental operating costs as a result of the Bombora acquisition, $2.7 million in costs associated with signed or closed acquisitions, and $1.0 million in depreciation and amortization resulting from acquisitions.  This $6.4 million increase was offset by a reduction of $9.6 million in stock-based compensation, and an increase of $4.3 million in ongoing personnel and personnel-related expense. In addition, we saw an increase of $2.5 million for costs related to information technology and systems.
As of September 30, 2015, the company's cash and cash equivalents totaled $358.4 million, an increase of $31.8 million from $326.6 million as of December 31, 2014. As of September 30, 2015, the company's outstanding debt under its term facilities and senior notes was $777.3 million. During the quarter, the company purchased approximately 1.6 million shares at an average price of $28.15 per share, for approximately $44.5 million.
Business Outlook for 2015
The company increased its full-year 2015 guidance provided on July 30, 2015:

•	Revenue to range from $1.04 billion to $1.05 billion or growth of 8% to 9%

•	Adjusted net income to range from $252 million to $258 million or flat to a decline of 2%. In 2014, the company recorded a net benefit of $12.2 million in discrete tax items

•	Adjusted net income per share to range from $4.52 to $4.62 or an increase of 4% to 7%
Conference Call
As announced on October 15, 2015, Neustar will conduct an investor conference call to discuss the company's results today at 5:00 p.m. (Eastern Time). Prior to the call, investors may access the conference call over the Internet via the Investor Relations tab of the company's website (www.neustar.biz). Those listening via the Internet should go to the website 15 minutes early to register, download and install any necessary audio software.
The conference call is also accessible via telephone by dialing 800-765-0709 (international callers dial 913-312-0860) and entering PIN 447718.  For those who cannot listen to the live broadcast, a replay will be available through 11:59 p.m. (Eastern Time) November 5, 2015 by dialing 877-870-5176 (international callers dial 858-384-5517) and entering PIN 447718, or by going to the Investor Relations tab of the company's website (www.neustar.biz).
Neustar will take questions from securities analysts and institutional investors; the complete call is open to all other interested parties on a listen-only basis.
This press release, the financial tables and other supplemental information are available on the company's website under the Investor Relations tab. The supplemental information includes reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures. These non-GAAP measures may be used periodically by management when discussing the company's financial results with investors and analysts.

About Neustar, Inc.
Neustar, Inc. (NYSE: NSR) is the first real-time provider of cloud-based information services, enabling marketing and IT security professionals to promote and protect their businesses. With a commitment to privacy and neutrality, Neustar operates complex data registries and uses its expertise to deliver actionable, data-driven insights that help clients make high-value business decisions in real time, one customer interaction at a time. More information is available at www.neustar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company's expectations and beliefs about its future results, such as its guidance regarding future results of operations. The company has attempted, whenever possible, to identify these forward-looking statements by using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe the company's business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. The company cannot assure you that its expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated.
These potential risks and uncertainties include, among others, the uncertainty of future revenue, expenses and profitability and potential fluctuations in quarterly results due to such factors as modifications to, terminations of, or failures to renew (or announcements related to any of the foregoing) the company's material contracts, including its contracts to serve as the Local Number Portability Administrator, disruptions to the company's operations resulting from network disruptions, security breaches or other events, or an inability to obtain high quality data on favorable terms or otherwise; general economic conditions in the regions and industries in which the company operates; the financial covenants in the company's secured credit facility and their impact on the company's financial and business operations; the company's indebtedness and the impact that it may have on the company's financial and operating activities; the company's ability to incur additional debt; the variable interest rates applicable under the company's indebtedness and the effects of changes in those rates; identify and complete acquisitions and integrate and support the operations of the businesses the company acquires; increasing competition; market acceptance of the company’s existing services; the company's ability to successfully develop and market new services and the uncertainty of whether new services will achieve market acceptance or result in any revenue; the company’s ability to raise additional capital on favorable terms or at all; business, regulatory and statutory changes related to the communications, Internet and Information Services industries; and the impact on the company of any litigation, arbitration, investigation or other similar proceeding. More information about risk factors, uncertainties and other potential factors that could affect the company's business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, the company's most recent Annual Report on Form 10-K and subsequent periodic and current reports. All forward-looking statements are based on information available to the company on the date of this press release, and the company undertakes no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2014	2015
	(unaudited)
Revenue	$243,859	$261,653	$711,213	$769,808
Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	62,801	67,108	182,256	198,817
Sales and marketing	47,937	48,911	146,565	146,587
Research and development	7,266	6,009	21,257	18,460
General and administrative	27,702	28,617	80,001	78,003
Depreciation and amortization	29,999	30,272	87,725	89,634
Restructuring charges	1,355	—	6,521	—
	177,060	180,917	524,325	531,501
Income from operations	66,799	80,736	186,888	238,307
Other (expense) income:
Interest and other expense	(6,270)	(6,775)	(19,537)	(19,978)
Interest income	32	7	290	302
Income before income taxes	60,561	73,968	167,641	218,631
Provision for income taxes	12,388	23,686	50,938	77,077
Net income	$48,173	$50,282	$116,703	$141,554
Net income per common share:
Basic	$0.87	$0.93	$1.99	$2.57
Diluted	$0.84	$0.91	$1.94	$2.52
Weighted average common shares outstanding:
Basic	55,494	54,123	58,548	55,153
Diluted	57,171	55,125	60,050	56,078

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2014	September 30, 2015
	(audited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$326,577	$358,426
Restricted cash	2,191	2,379
Accounts receivable, net	155,086	157,355
Unbilled receivables	13,084	13,864
Prepaid expenses and other current assets	24,392	30,747
Deferred costs	6,951	10,745
Income taxes receivable	15,956	6,516
Deferred income tax assets	10,380	20,845
Total current assets	554,617	600,877
Property and equipment, net	161,604	146,145
Goodwill	692,269	757,754
Intangible assets, net	302,622	297,594
Other assets, long-term	30,996	31,915
Total assets	$1,742,108	$1,834,285

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,439	$8,519
Accrued expenses	94,771	101,091
Deferred revenue	73,908	84,503
Notes payable	7,972	7,972
Capital lease obligations	3,702	3,853
Other liabilities	23,125	22,711
Total current liabilities	211,917	228,649
Deferred revenue, long-term	27,017	24,238
Notes payable, long-term	775,318	769,337
Capital lease obligations, long-term	5,579	2,877
Deferred income tax liabilities, long-term	49,111	68,725
Other liabilities, long-term	53,683	64,920
Total liabilities	1,122,625	1,158,746
Total stockholders’ equity	619,483	675,539
Total liabilities and stockholders’ equity	$1,742,108	$1,834,285

Reconciliation of Non-GAAP Financial Measures
In this press release and in other statements, Neustar presents certain non-GAAP financial measures. These non-GAAP financial measures have limitations and may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Set forth below is the reconciliation of the non-GAAP financial measure to its most directly comparable GAAP financial measure. This reconciliation should be carefully evaluated. Prior disclosures of non-GAAP figures may not exclude the same items and as such should not be used for comparison purposes.

Reconciliation of Net Income to Adjusted Net Income
The following is a reconciliation of net income to adjusted net income for the three and nine months ended September 30, 2014 and 2015 and the year ending December 31, 2015. Management believes that this measure enhances investors' understanding of the company's financial performance and the comparability of the company's results to prior periods, as well as against the performance of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ending December 31,
	2014	2015	2014	2015	2015 (1)
	(in thousands, except per share data) (unaudited)
Revenue	$243,859	$261,653	$711,213	$769,808	$1,045,000

Net income	$48,173	$50,282	$116,703	$141,554	$182,000
Add: Stock-based compensation	20,007	10,414	47,292	28,111	38,500
Add: Amortization of acquired intangible assets	16,295	16,524	46,346	47,959	64,500
Add: Restructuring charges (2)	1,355	—	6,521	—	5,000
Add: Acquisition-related costs (3)	—	2,698	2,379	3,491	3,491
Less: Adjustment for provision for income taxes (4)	(7,703)	(9,028)	(31,156)	(27,261)	(38,491)
Adjusted net income	$78,127	$70,890	$188,085	$193,854	$255,000
Adjusted net income margin (5)	32%	27%	26%	25%	24%
Adjusted net income per diluted share	$1.37	$1.29	$3.13	$3.46	$4.57
Weighted average common shares outstanding - diluted	57,171	55,125	60,050	56,078	55,800

(1)	The amounts expressed in this column represent the midpoint of the company's guidance as of the date of this press release.

(2)	Amounts represent restructuring charges related to the termination or relocation of certain employees and reduction in or closure of leased facilities.

(3)	Amounts represent costs incurred by the company in connection with completed acquisitions and the pending acquisition of the caller authentication assets from TNS.

(4)	Adjustments reflect the estimated impact of income taxes using the effective tax rate for the applicable period.

(5)	Adjusted net income margin is a measure of adjusted net income as a percentage of revenue.

Contact Info:

Investor Relations Contact: Dave Angelicchio (571) 434-3443 InvestorRelations@neustar.biz	Press Contact: Lara Wyss (415) 659-6154 PR@neustar.biz